As filed with the Securities and Exchange Commission on September 14, 2020	Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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RF INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	88-0168936 (I.R.S. Employer Identification No.)

7610 Miramar Road, Bldg. 6000

San Diego, CA 92126

(858) 549-6340

(Address of principal executive offices)

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RF Industries, Ltd. 2020 Equity Incentive Plan (Amended)

(Full title of the plan)

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Robert Dawson,

Chief Executive Officer

RF INDUSTRIES, LTD.

7610 Miramar Road

San Diego, CA 92126

(Name and address of agent for service)
(858) 549-6340
(Telephone number, including area code, of agent for service)

Copy to: Istvan Benko Michael Huseby TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, California 90067 (310) 789-1226

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☒ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (4)
Common Stock, $0.01 par value per share	1,240,000 shares (2)	$4.175(2)	$5,177,000(2)	$671.98
Common Stock, $0.01 par value per share	10,000 shares (3)	$4.66 (4)	$46,600(2)	$6.05
TOTAL	1,250,000 shares	--	$5,223,600	$678.03

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the RF Industries, Ltd. 2020 Equity Incentive Plan (Amended) (the “2020 Plan”) as a result of the anti-dilution adjustment provisions contained therein.

(2)

Represents shares reserved for issuance pursuant to future awards under the 2020 Plan. The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933 on the basis of the average of the high and low trading prices of the registrant’s common stock, as reported on the Nasdaq Global Market on September 11, 2020.

(3)	Represents shares that may be issued upon the exercise of options previously granted under the 2020 Plan.

(4)	Calculated pursuant to Rule 457(h) under the Act based upon the exercise price of $4.66 per share of the applicable options.

(5)

Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which provides that the fee shall be $129.80 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the 2020 Plan covered by this Registration Statement pursuant to Rule 428(k)(i) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.     Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the 2020 Plan covered by this Registration Statement pursuant to Rule 428(k)(i) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference

The following documents previously filed by RF Industries, Ltd. (“we,” “us,” “our,” or the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference in this Registration Statement:

●	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, filed with the SEC on December 20, 2019;

●

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended (i) January 31, 2020, filed with the SEC on March 12, 2020, (ii) April 30, 2020, filed with the SEC on June 11, 2020, and (iii) July 31, 2020, filed with the SEC on September 10, 2020;

●

Our Current Reports on Form 8-K filed with the SEC on November 5, 2019, December 9, 2019, December 18, 2019, January 15, 2020, March 12, 2020, March 20, 2020, May 8, 2020, June 11, 2020, July 2, 2020, and September 10, 2020;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 22, 2020;

●	Our Proxy Statement Supplement on Schedule 14A filed with the SEC on August 6, 2020; and

●	The description of our common stock contained in the Company’s registration statement on Form 8-A, including any amendment or report filed for the purpose of updating any such description.

In addition, each document that the Company files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of common stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of the filing of such document.

Item 4.          Description of Securities

Not applicable.

Item 5.          Interests of Named Experts and Counsel

Not applicable.

Item 6.          Indemnification of Directors and Officers

Subsection 1 of Section 78.7302 of the Nevada General Corporation Law (“NGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his or her action was unlawful.

Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the personal acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defenses of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith; that indemnification provided for by Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Section 78.752 of the NGCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the authority to indemnify him or her against such liabilities and expenses.

Article VI of the Company’s Amended and Restated Articles of Incorporation, as amended, provides for the indemnification of directors, employees and agents to the fullest extent permissible under Nevada law. This Article also provides for the indemnification of officers, directors and third parties acting on behalf of the Company if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

The Company has entered into indemnification agreements with each of its directors and officers. These agreements, among other things, require the Company to indemnify such directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action, suit or proceeding, and any appeal therefrom, arising out of such person's services as a director, officer, employee or agent of the Company or services provided at the request of the Company to another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. In the case of a derivative action where the director or officer is found liable to the Company, no indemnification shall be made unless a court finds that the director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The Company maintains a general liability insurance policy that covers certain liabilities of its officers and directors arising out of claims based on acts or omissions in their capacities as such.

Item 7.          Exemption from Registration Claimed

Not applicable.

Item 8.          Exhibits

The exhibits to this Registration Statement on Form S-8 are described on the Exhibit Index to this registration statement, which is incorporated herein by reference.

Item 9.          Undertakings

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this Registration Statement:

Exhibit No.	Exhibit Description

4.1	Amended and Restated Articles of Incorporation of RF Industries, Ltd. (previously filed as Exhibit 3.1 to our Form 8-K on August 31, 2012 and incorporated herein by reference).

4.2	Amended and Restated By-Laws of RF Industries, Ltd. (previously filed as Exhibit 3.4 to our Form 8-K on March 20, 2020 and incorporated herein by reference).

5.1	Opinion of TroyGould PC (included with this registration statement).

23.1	Consent of CohnReznick LLP (included with this registration statement).

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	RF Industries, Ltd. 2020 Equity Incentive Plan (Amended) (included with this registration statement).

99.2	Form of Restricted Stock Award under RF Industries, Ltd. 2020 Equity Incentive Plan (Amended) (included with this registration statement).

99.3	Form of Stock Option Grant Notice under RF Industries, Ltd. 2020 Equity Incentive Plan (Amended) (included with this registration statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 14, 2020.

RF INDUSTRIES, LTD.

By:	/s/ ROBERT DAWSON
Robert Dawson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Robert Dawson and Peter Yin as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 14th day of September, 2020.

Signature	Title

/s/ ROBERT DAWSON	President and Chief Executive Officer
Robert Dawson	(principal executive officer); Director

/s/ PETER YIN	Interim Chief Financial Officer (principal
Peter Yin	financial and accounting officer)

/s/ Sheryl Cefali	Director
Sheryl Cefali

/s/ HOWARD F. HILL	Director
Howard F. Hill

/s/ JOSEPH BENOIT	Director
Joseph Benoit

/s/ MARVIN H. FINK	Director
Marvin H. Fink

/s/ GERALD T. GARLAND	Director
Gerald T. Garland

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